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Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

LARRY KNORR
(916) 929-8244, EXT. 29


                  THE PEREGRINE REAL ESTATE TRUST ANNOUNCES
              THAT THE SPECIAL COMMITTEE OF ITS BOARD OF TRUSTEES
             APPROVED ITS MERGER WITH AND INTO WINSHIP PROPERTIES


SACRAMENTO, CA, September 1, 2000: The Peregrine Real Estate Trust announced today that a special committee of its board of trustees has approved a merger of the Peregrine Real Estate Trust with and into WinShip Properties, with WinShip Properties as the surviving trust. WinShip Properties is an entity that will be owned following the merger by entities managed or controlled by Oaktree Capital Management, LLC, Trust Company of the West and Prudential Insurance Company of America, which entities are currently the majority owners of the Peregrine Real Estate Trust. Consummation of the merger is subject to receipt of all necessary third party consents, receipt of approval of the holders of at least 75% of the Company's common shares and the making of appropriate filings with the Securities and Exchange Commission. The holders of at least 75% of the Company's common shares have previously agreed to vote to approve the merger. The merger will result in the acquisition of approximately 10% of the outstanding common shares that are publicly held by minority shareholders. If the transaction is consummated, minority shareholders will receive $0.59 per share in cash

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for each common share, which represents a substantial premium above recent market prices. It is anticipated that the merger will be consummated as promptly as possible after compliance with SEC regulations.

The special committee, consisting of independent members of the board of trustees of Peregrine who are neither affiliated nor associated with the majority shareholders, approved the merger after consulting with independent financial and legal counsel to evaluate the merger and determine its fairness to shareholders.

"This merger into WinShip Properties allows the Company to advance its long-term strategy, as well as allows it to benefit from a cost and competitive standpoint," said Roger Snell, President and Chief Executive Officer of the Peregrine Real Estate Trust. "Equally important, it allows the Company to provide the minority shareholders the ability to convert their shares into cash without transaction costs and at a price that is substantially above its recent trading price."


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The matters discussed herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are inherently uncertain, and investors must recognize that the Company's plans described herein, including without limitation, its plans to merge with and into WinShip Properties and the specific terms and structure of such merger may change. The factors that could cause such a change include, among others, the following: the inability to complete the merger of the Company and WinShip Properties due to the failure to obtain the necessary SEC approvals or third-party consents or satisfy other customary conditions and various other factors referenced in this press release and the Company's other public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.


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